Exhibit 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER
(904) 598-7636

REGENCY CENTERS REPORTS FIRST QUARTER RESULTS

First Quarter Recurring FFO per Share of $0.59

Jacksonville, Fla. (May 4, 2011) — Regency Centers Corporation announced today financial and operating results for the quarter ended March 31, 2011, subject to completion of the accounting review of its Non-Qualified Deferred Compensation Plan as described below. The Company’s net income is subject to change based upon the completion of its review; however, the Company does not anticipate any change to its FFO or Recurring FFO.

Earnings and Operations

Regency reported Recurring Funds From Operations (FFO) for the first quarter of $51.0 million, or $0.59 per diluted share, compared to $52.3 million and $0.63 per diluted share for the same period in 2010.

Regency reported net income attributable to common stockholders for the quarter of $2.2 million, or $0.02 per diluted share, compared to $11.4 million and $0.14 per diluted share for the same period in 2010. During the quarter, the Company recorded a $4.6 million impairment on our interest in a development joint venture.

Funds From Operations (FFO) for the first quarter was $48.1 million, or $0.56 per diluted share. For the same period in 2010, the Company reported FFO of $48.6 million and $0.58 per diluted share.

Regency reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental operating performance measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry. Regency also reports Recurring FFO as FFO excluding the impact of gains from the sale of development projects and outparcels, net of related taxes and dead deal costs, provisions for impairment, gains and losses from the early extinguishment of debt and preferred stock, restructuring charges, transaction fees and promotes and other non-core items.

For the three months ended March 31, 2011, Regency’s results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Percent leased, same properties only: 92.0%

•	Percent leased, all properties: 91.3%

•	Increase in same property net operating income (NOI) over the same period last year, excluding termination fees: 0.6%

•	Decline in same property NOI over the same period last year: (1.6%)

•	Same space rental rate decline on a cash basis for spaces vacant less than 12 months: (1.0%)

•	Same space rental rate decline on a cash basis: (4.9%)

•	Leasing transactions (wholly owned properties and 100% of co-investment partnerships): 360 new and renewal lease transactions for a total of 1.3 million square feet

Accounting Treatment for Non-Qualified Deferred Compensation Plan

The Company maintains a non-qualified deferred compensation plan (“NQDCP”). This plan allows select employees and directors to defer part or all of their salary, cash bonus, and vested restricted stock awards. All contributions to the participants’ accounts vest immediately. In accordance with the terms of the NQDCP, all deferred salary, bonus and stock have been placed in a Rabbi trust. The assets in the Rabbi trust remain subject to the claims of creditors of the Company and are not the property of the participant. The NQDCP has 21 investment choices that mirror the choices of the Company’s 401(k) and profit sharing plan, which includes mutual funds and the Regency Centers common stock fund.

In preparing its financial statements as of and for the three months ended March 31, 2011, the Company identified an error related to the accounting for its NQDCP. The Company determined that it did not properly account for the investment assets and the Company’s common stock held in the Rabbi trust on the Consolidated Balance Sheets, as well as the realized and unrealized gains and losses within the consolidated statements of operations. The issue relates to mark-to-market accounting on stock awards that were deferred into the NQDCP. The Company is still reviewing the accounting treatment for the NQDCP and expects to recognize further non-cash adjustments to net income. The Company’s net income is subject to change based upon the completion of its review; however, the Company does not anticipate any change to its FFO or Recurring FFO. The Company will file its Form 10-Q as soon as it has finalized its review.

Investments

Dispositions and Acquisitions

During the quarter one co-investment operating property was sold at a gross sales price of $10.7 million. Regency’s share of the sales price was $4.3 million. Also, Regency sold two out parcels at a gross sales price of $1.4 million.

Development

Two projects were started during the quarter with estimated net development costs of $13.8 million and a completion yield of 9.1%. One project was completed during the quarter, representing $2.7 million of net development costs. At March 31, 2011, the Company had 30 projects under development with estimated net development costs of $531.3 million. The in-process developments are 94% funded and 83% leased.

Capital Markets

Co-investment Partnerships

During the quarter, the California State Teachers’ Retirement System (CalSTRS) committed an additional $100.0 million of equity to RegCal, LLC, an existing partnership between Regency and CalSTRS. This increased CalSTRS’ total commitment to the partnership to $185.0 million and extended the investment period through the end of 2013. Concurrently, Regency increased its commitment to nearly $62.0 million as required to maintain its 25% ownership interest in the partnership.

Effective May 1, 2011, Regency redeemed its approximate 16% interest in MCW-Regency-Desco, LLC. The Redemption Agreement allowed for a distribution-in-kind of the portfolio assets, with Regency receiving 100% ownership interest in four properties. The assets were divided using the selection process provided by the Partnership Operating Agreement. This process included a one-for-one selection rotation, with Regency selecting first, until the value of the properties selected, as agreed upon by the partnership members, exceeded Regency’s existing ownership interest. All four of the assets selected by Regency are located in the St. Louis market. Also as part of the redemption agreement, Regency received an approximate $5.0 million termination fee at closing and will continue to earn fees through 2011 for services over this time period.

Partnership Financings

Subsequent to quarter end, Regency and Global Retail Investors, LLC (GRI) closed on $340.0 million of mortgage financing secured by 20 assets in its GRI partnership to refinance a portion of the partnership’s $430.4 million of secured debt that was set to mature in mid-2011. The new secured debt provides a weighted average interest rate of 4.9% over a weighted average 11-year term and is interest-only for the first year. The aggregate loan amount represents approximately 59.9% of the combined property values that secure the mortgage loan.

Dividend

On May 2, 2011, the Board of Directors declared a quarterly cash dividend of $0.4625 per share, payable on June 1, 2011 to shareholders of record on May 18, 2011. The Board also declared a quarterly cash dividend of $0.46563 per share of Series 3 Preferred stock, payable on June 30, 2011 to shareholders of record on June 1, 2011; a quarterly cash dividend of $0.45313 per share of Series 4 Preferred stock, payable on June 30, 2011 to shareholders of record on June 1, 2011; and a quarterly cash dividend of $0.41875 on the Series 5 Preferred stock, payable on June 30, 2011 to shareholders of record on June 1, 2011.

Conference Call

In conjunction with Regency’s first quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday, May 5 at 10:00 a.m. EDT on the Company’s web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published additional forward-looking statements in its first quarter 2011 supplemental information package that may help investors estimate earnings for 2011. A copy of the Company’s first quarter 2011 supplemental information will be available on the Company’s web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the information provided for the quarter ended March 31, 2011. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Reconciliation of Net Income Attributable to Common Stockholders to Funds From Operations and Recurring Funds From Operations—Actual

For the Periods Ended March 31, 2011 and 2010	Three Months Ended		Year to Date
	2011	2010	2011	2010

Net income attributable to common stockholders	$2,185,400	$11,399,425	$2,185,400	$11,399,425
Adjustments to reconcile to Funds from Operations:
Depreciation expense - consolidated properties	29,807,930	26,387,275	29,807,930	26,387,275
Depreciation and amortization expense - uncons properties	11,340,868	13,203,559	11,340,868	13,203,559
Consolidated JV partners’ share of depreciation	(134,591)	(137,951)	(134,591)	(137,951)
Amortization of leasing commissions and intangibles	4,380,464	3,885,633	4,380,464	3,885,633
Gain on sale of operating properties, including JV’s	(19,407)	(7,194,648)	(19,407)	(7,194,648)
Unrealized gain on REG shares in deferred compensation trust	547,875	969,545	547,875	969,545
Non-controlling interest of exchangeable partnership units	12,744	93,861	12,744	93,861

Funds From Operations	48,121,283	48,606,699	48,121,283	48,606,699

Dilutive effect of share-based awards	(224,824)	(190,868)	(224,824)	(190,868)

Funds From Operations for calculating Diluted FFO per Share	$47,896,459	$48,415,831	$47,896,459	$48,415,831

Funds From Operations	$48,121,283	$48,606,699	$48,121,283	$48,606,699
Adjustments to reconcile to Recurring Funds from Operations:
Development and outparcel gains, net of dead deal costs and tax, including JV’s	(1,724,633)	(231,303)	(1,724,633)	(231,303)
Provisions for impairment, including JV’s	4,580,000	3,613,131	4,580,000	3,613,131
Provisions for hedge ineffectiveness	—	343,459	—	343,459
Loss on early debt extinguishment	(23,139)	—	(23,139)	—

Recurring Funds From Operations	50,953,511	52,331,986	50,953,511	52,331,986

Dilutive effect of share-based awards	(224,824)	(190,868)	(224,824)	(190,868)

Recurring Funds From Operations for calculating Diluted Recurring FFO per Share	$50,728,687	$52,141,118	$50,728,687	$52,141,118

Weighted Average Shares For Diluted FFO per Share	85,358,476	82,780,272	85,358,476	82,780,272

Reported results are preliminary and not final until the filing of our Form 10-Q with the SEC and, therefore, remain subject to adjustment.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At March 31, 2011, the Company owned 396 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 52.9 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 204 shopping centers, including those currently in-process, representing an investment at completion of $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.